Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-163668, No. 333-165384, No. 333-166728, No. 333-189681, No. 333-238575, and No. 333-238577 on Form S-8 and Registration Statement No. 333-238574 and No. 333-249931 on Form S-3 of our reports dated February 17, 2022, relating to the financial statements of Hyatt Hotels Corporation and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
Chicago, Illinois
February 17, 2022